EXHIBIT 99.1

Press release dated December 1, 2006

FOR IMMEDIATE RELEASE

HandHeld Entertainment Increases Position in the User-Generated Humorous
Videos Marketplace by Acquiring FunMansion.com for $1.1 Million

FunMansion.com adds approximately 1.5 million monthly unique visitors/potential customers to
HandHeld Entertainment’s growing network of Web sites; combined monthly traffic of
FunMansion.com, Dorks.com and ZVUE.com now provide a growing collection of user-generated comedy videos (along with commercially produced music videos, television programming and feature length movies) to potentially 2.5 million unique visitors per month

SAN FRANCISCO and PORT ST. LUCIE, Fla. – Dec. 1, 2006 – HandHeld Entertainment™ (NASDAQ: ZVUE, ZVUEW) today announced it has acquired FunMansion.com™ for $1.1 million ($350,000 in cash at closing, $150,000 in cash payable over 12 months and a five-year $600,000 note convertible into common stock).

FunMansion.com has averaged approximately 1.5 million unique visitors per month and more than 3.5 million page views per month during the past two months.

‘‘In a little more than two weeks, we have begun assembling a significant collection of user-generated video content by acquiring Dorks.com™ and FunMansion.com,’’ said Jeff Oscodar, president and chief executive officer of HandHeld Entertainment. ‘‘The FunMansion.com acquisition takes us to potentially 2.5 million unique visitors per month, with a combined total of more than 5.4 million page views per month, all tied to the comedy/extreme marketplace. We believe that these funny user-generated and user-submitted videos, photos, jokes and more tend to attract demographics that will be attractive to advertisers and sponsors. We also believe that the combination of ZVUE.com’s commercial content, coupled with our rapidly growing library of user generated content from Dorks.com, FunMansion.com and ZVUE.com’s own FREE Stuff! site, will be a powerful combination for our company.’’

HandHeld Entertainment’s user-generated Web properties – Dorks.com, FunMansion.com and FREE Stuff! – now attract nearly 2.5 million unique visitors each month, particularly in the comedy/extreme space. In addition, HandHeld Entertainment announced earlier in November a content agreement with Comedy Time Network to make hundreds of hours of stand-up comedy routines and sketches available for purchase at ZVUE.com. Taken in combination, these two acquisitions and the Comedy Time agreement have helped transform HandHeld Entertainment into a leading provider of comedic/humorous videos for both portable video players and PCs.

Representative of the humorous user-generated and user-submitted videos posted recently on FunMansion.com are the following:

•	Nutty Paintball Prank at http://funmansion.com/html/Nutty-Paintball-Prank.html;

•	Finger Scratching DJ at http://funmansion.com/html/Finger-Scratching-DJ.html;

•	Idiots Playing with Fire at http://funmansion.com/html/Idiots-Playing-With-Fire.html; and

•	Female Reporter Loses Her Cool at http://funmansion.com/html/Female-Reporter-Loses-Her-Cool.html.

‘‘FunMansion.com has been around for more than five years, and we’ve seen a strong increase in visitors and page views during the past 18 months,’’ said Mary Dunne, founder and owner of FunMansion.com. ‘‘I’m really excited to be joining the ZVUE.com network of Web sites. Now I can continue to build the site that I love and can do so with greater resources and scale. Those resources should accelerate FunMansion’s growth and bring FunMansion’s user-generated videos to a larger audience.’’

HandHeld Entertainment also has more than 4,400 videos available for purchase on ZVUE.com today out of more than 11,000 video selections it has under contract. These selections include music videos, anime features, television shows, movies, cartoons, independent films, documentaries, news, entertainment and sports programs from companies ranging from Sony BMG to IMG Media and from Canadian Broadcast Corp. to Fun Little Movies.

Launched in February 2001, FunMansion.com hosts free user-generated videos, photo slideshows and Flash-based games and movies.

About HandHeld Entertainment, Inc.

HandHeld Entertainment is a digital-media-to-go company with a family of mass-market portable media players priced at mass-market prices as well as its own online video content store. Its ZVUE portable media players are available for purchase online and in retail locations across the U.S., while portable video lovers can visit HandHeld Entertainment’s video content store at www.zvue.com to buy pay-per-download videos. Customers can also download free user-generated videos and other media from FunMansion.com and Dorks.com, wholly owned subsidiaries of HandHeld Entertainment. Handheld Entertainment’s common stock and warrants are traded on the NASDAQ Capital Market (ZVUE, ZVUEW) and Boston Stock Market (HDE, HDEW). For more information, visit www.hheld.com/ir or call 415-495-6470.

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HandHeld Entertainment, FunMansion.com, Dorks.com, ZVUE.com and ZVUE are trademarks of HandHeld Entertainment. All other trademarks are property of their respective owners.

‘‘Safe Harbor’’ Statement Under the Private Securities Litigation Reform Act of 1995

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors including the ability of the company to successfully commercialize its new technologies as well as risk factors set forth from time to time in HandHeld Entertainment’s filings with the United States Securities and Exchange Commission, including Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K and other reports filed by the company with the SEC. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. As a result, investors should not place undue reliance on these forward-looking statements.

MEDIA CONTACTS FOR HANDHELD ENTERTAINMENT:

David Politis, Politis Communications, 801-523-3730(wk), 801-556-8184(cell), dpolitis@politis.com or Jonathan Bacon, Politis Communications, 801-523-3730(wk), 801-660-7820(cell), jbacon@politis.com

INVESTOR CONTACT FOR HANDHELD ENTERTAINMENT:

Robert Prag, The Del Mar Consulting Group, Inc., 858-794-9500, bprag@delmarconsulting.com